Exhibit 5.1

November 18, 2019

Genpact Luxembourg S.à r.l ..

$400,000,000 3.375% Senior Notes due 2024

Dear Ladies and Gentlemen:

We have acted as special New York counsel to Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (the “Company”), and Genpact Limited, an exempted company organized under the laws of Bermuda (the “Guarantor”), in connection with the public offering and sale by the Company of $400,000,000 aggregate principal amount of 3.375% Senior Notes due 2024 (the “Notes”), to be issued under the Indenture dated as of March 27, 2017 (the “Base Indenture”), among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 27, 2017 (the “First Supplemental Indenture”), among the Company, the Guarantor and the Trustee, and the Second Supplemental Indenture dated as of November 18, 2019 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, in accordance with the Underwriting Agreement dated November 14, 2019 (the “Underwriting Agreement”), among the Company, the Guarantor and Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters listed on Schedule I thereto (the “Underwriters”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture (including the Guarantee therein) and the form of Notes included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantee therein) has been duly authorized, executed and delivered by the Company, the Guarantor and the Trustee and that the form of the Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. When the Notes have been duly authorized by the Company and executed, authenticated (including the due authentication of the Notes by the Trustee), issued and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement, and upon payment of the consideration therefor as provided for therein, such Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. When the Notes have been duly authorized by the Company and executed, authenticated (including the due authentication of the Notes by the Trustee), issued and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement, and upon payment of the consideration therefor as provided for therein, the Guarantee will constitute the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Luxembourg or Bermuda. Insofar as the opinions expressed herein relate to or depend upon matters governed by the laws of other jurisdictions as they relate to the Company or the Guarantor, we have relied upon and assumed the correctness of, without independent investigation, the opinions of Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg), Luxembourg counsel to the Company and Appleby (Bermuda) Limited, Bermuda counsel to the Guarantor, each of which is being delivered to you and filed with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Genpact Luxembourg S.à r.l.

12F, Rue Guillaume Kroll

L-1882 Luxembourg

Genpact Limited

Victoria Place, 5th Floor

31 Victoria Street

Hamilton, Bermuda, HM 10

3